TREASURE EXPLORATION
FUNDING AGREEMENT

THIS TREASURE EXPLORATION FUNDING AGREEMENT ("Agreement") is made by and between Church Hollow, LLC, a Florida limited liability company that maintains its principal place of business at 14497 N. Dale Mabry Highway, Suite 209 North, Tampa, Florida 33618 ("CHL" or the "Company") and the Ridgley-Johnson-Sharpe Limited Partnership, a Missouri limited partnership maintaining its principal business address in the state of Missouri ("RJS"), and is effective as of the last date of execution set forth below. The Company and RJS may hereinafter be referred to collectively as the "Parties."

WHEREAS, The Company and RJS desire to enter into an agreement to provide funding for the excavation, exploration and recovery of Treasure (as hereinafter defined) believed to consist of silver, gold, platinum and other potential minerals and/or antiquities of value exceeding one dollar and believed by the Parties to be located in an area of Missouri known as Church Hollow; and

WHEREAS, the Parties agree that the Company will provide funding to RJS in the amount of twenty-one thousand US dollars (US$21,000.00) in exchange for a portion of all Treasure recovered, as set forth in more detail below; and

WHEREAS, the Parties desire to set forth herein their respective understandings and agreements regarding the funding of excavation and exploration for Treasure.

NOW, THEREFORE, in exchange for the mutual promises, agreements and consideration identified herein, the sufficiency of which is acknowledged and agreed, the Company and RJS agree as follows:

§ 1 DEFINITIONS

§ 1.01 *Definitions*. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.01:

"Action" shall have the meaning ascribed to such term in Section 3.06.

"Church Hollow Site" shall mean the site at which the Parties intend to excavate and explore for Treasure, the precise description of the geographic location of which has been provided to the Company by RJS, and is attached and incorporated by reference herein as Exhibit "A".

"Exploration Funding" shall mean the monetary funding provided by the Company to RJS in the amount of twenty-one thousand US dollars (US$21,000.00) in exchange for a portion of all Treasure recovered.

"Exploration Funding Transaction" shall mean the transaction and agreement by the Company to provide funding to RJS for the excavation, exploration and recovery of Treasure (as hereinafter defined) believed to consist of silver, gold, platinum and other potential minerals and/or antiquities of value exceeding one dollar and believed by the Parties to be located in an area of Missouri known as Church Hollow.

"Legal Proceedings" shall mean an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

"Material Adverse Effect" shall have the meaning ascribed to such term in Section 3.06.

"Person" shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind).

"Treasure" shall mean silver, gold, platinum and other minerals and/or antiquities of value exceeding one US dollar (US$1.00) and believed by the Parties to be located in a cave or underground facility within an area of Missouri known as Church Hollow.

§ 2. EXPLORATION FUNDING AND RELATIONSHIP OF PARTIES

§ 2.01(a). *Exploration For Treasure and Other Antiquities*. The Parties agree that the purpose of the Company providing the Exploration Funding to RJS is to facilitate the excavation, exploration for and recovery of Treasure by RJS and/or its agents and affiliates believed by the Parties to be located in a cave or underground facility within an area of Missouri known as Church Hollow.

§ 2.01(b). *Description of Treasure Site.* A precise description of the geographic location of the site at which the Parties intend to excavate and explore for Treasure has been provided to the Company by RJS and is attached and incorporated by reference herein as Exhibit "A", with such geographic location being hereinafter referred to as the ("Church Hollow Site").

§ 2.01(c). *Funding, Use of Proceeds.* Upon execution of this Agreement, the Company shall provide to RJS by wire transfer, direct deposit or certified check the total sum of twenty-one thousand US dollars (US$21,000.00). The Parties agree that the Exploration Funding shall be used exclusively for the rental and operation of equipment to excavate and explore the Church Hollow Site in an effort to recover and acquire Treasure. The Excavation Funding may also be utilized to pay for labor costs associated with operation of the mechanical excavation equipment utilized in the exploration activities. RJS agrees that the excavation and exploration for the Treasure at the Church Hollow Site shall commence within ten days of its receipt of the Exploration Funding.

§ 2.01(d). *Consideration for Exploration Funding.* The Parties agree that in exchange for providing the Exploration Funding, the Company shall receive a maximum of twelve percent (12%) of the net amount of all Treasure discovered at the Church Hollow Site being received by

§ 3.03. *Non-Contravention*. Neither the execution and delivery of this Agreement by RJS, nor the consummation by RJS of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any liens upon any property of RJS pursuant to, (a) the Articles of Organization, Agreement of Limited Partnership or Operating Agreement of RJS, as amended to date; (b) any agreement or commitment to which it is a party or by which it or any of its properties is bound or to which it or any of such properties is subject; or (g) any statute or any judgment, decree, order, regulation or rule of any court or governmental authority.

§ 3.04. *Governmental Consents; Transferability of License, Etc.* Except for required permits and environmental bond, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution, delivery and performance of this Agreement by RJS or for the consummation by RJS of the Exploration Funding Transaction contemplated hereby or thereby.

§ 3.05. *Accurate Description of Church Hollow Site*. RJS represents and warrants that its description of the geographic location of the Church Hollow Site as set forth on Exhibit "A" to this Agreement is true and accurate in every respect and does not omit any material fact or descriptive indicator that would make such description misleading or incomplete in light of the circumstances in which such description is being provided to the Company.

§ 3.06. *No Pending or Threatened Litigation*. RJS represents and warrants that there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of RJS, its limited partners and general partners, threatened against or affecting RJS before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "Action") which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) adversely affects the ability of RJS to commence excavation and exploration of the Church Hollow Site; or (iii) adversely affects the ability of RJS to ever discover and/or remove any Treasure from the Church Hollow Site; or (iv) could, if there were an unfavorable decision, have or reasonably be expected to result in a material adverse effect on RJS's ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii), (iii) or (iv), a "Material Adverse Effect"). Neither RJS, nor any director, officer, limited partner or general partner thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of RJS, there is not pending or contemplated, any investigation by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) involving RJS or any current or former director, officer, limited partner or general partner thereof.

§ 4. REPRESENTATIONS AND WARRANTIES OF CHL. The Company represents and warrants to RJS as follows:

§ 4.01. *Organization of CHL; Authority*. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. The

Company has all requisite power and authority to carry on its business and to own or lease and operate its properties as such business is now conducted and such properties are now owned, leased or operated, to execute and deliver this Agreement and to carry out all actions required of it pursuant to the terms of this Agreement.

§ 4.02. *Approvals of CHL; Binding Effect*. The Company has obtained all necessary authorizations and approvals from its Manager required for the execution and delivery of this Agreement and the consummation of the Exploration Funding Transaction contemplated hereby. This Agreement has been duly executed and delivered by the company and constitutes the legal, valid and binding obligation of CHL, enforceable against it in accordance with its terms.

§ 4.03. *Non-Contravention*. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Exploration Funding Transaction contemplated hereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any liens upon any property of the Company pursuant to (a) any agreement or commitment to which the Company is a party or by which the Company or any of its properties is bound or to which the Company or any of its properties is subject; or (c) any statute or any judgment, decree, order, regulation or rule of any court or governmental authority relating to the Company.

§ 4.04. *Governmental Consents; Transferability of Licenses, Etc.* No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery of this Agreement by the Company or for the consummation by the Company of the Exploration Funding Transaction contemplated hereby or thereby.

§ 5. CONFIDENTIAL INFORMATION.

§ 5.01. *Non-disclosure of Confidential Information*. The Parties acknowledge that they each have been informed that it is the respective policy of the Parties to maintain as secret and confidential all information relating to (i) the financial condition, businesses and interests of the Parties and their affiliates, (ii) the systems, know-how, products, services, costs, inventions, patents, patent applications, formulae, research and development procedures, notes and results, computer software programs, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets heretofore and hereafter acquired, sold developed and/or used by the respective Parties and their affiliates and (iii) the nature and terms of the Parties' and their affiliates' relationships with their respective customers, clients, suppliers, lenders, vendors, consultants, independent contractors and consultants (all such information being hereinafter collectively referred to as "Confidential Information"), and the Parties further acknowledges that such Confidential Information is of great value to them and their affiliates and, in and by reason and as a result of this Church Hollow Venture, the Parties will be making use of, acquiring and/or adding to such Confidential Information. Therefore, the Parties understand that it is reasonably necessary to protect their respective trade secrets, good will and business interests. The Parties agree that they will not directly or indirectly (except where expressly authorized by the Party owning the Confidential Information) at any time hereafter divulge or disclose to any persons, firms, corporations or other entities, or use or cause

or authorize any third parties to use, any such Confidential Information, except as otherwise required by law. RJS may release its own news releases.

§ 6. REMEDIES FOR BREACH OF SECTION 5.

§ 7 REASONABLENESS OF RESTRICTIONS.

§ 7.01. *Reasonableness*. The Parties acknowledges that any breach or violation of Section 5 hereof will cause irreparable injury and damage and incalculable harm to the non-breaching Party and its affiliates and that it would be very difficult or impossible to measure the damages resulting from any such breach or violation. The Parties further acknowledge that they have carefully read and considered the provisions of Section 5 hereof and, having done so, agree that the restrictions and remedies set forth in such Sections are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and good will of the Parties and their affiliates.

7.02. *Severability*. The Parties understand and intend that each provision and restriction agreed to by them in Section 5 hereof shall be construed as separate and divisible from every other provision and restriction and that in the event that any one of the provisions of, or restrictions in Section 5 hereof shall be held to be invalid or unenforceable, the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included therein, and any one or more of such valid provisions and restrictions may be enforced in whole or in part as the circumstances warrant.

7.03. *Survivability*. The restrictions, acknowledgments, covenants and agreements of the Parties set forth in Section 5 of this Agreement shall survive any termination of this Agreement for any reason, including expiration of the Agreement Term.

§ 8. INDEMNIFICATION.

§ 8.01. *Indemnification*. RJS hereby agrees to indemnify and hold the Company, and its managers, members, directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Indemnified Parties") harmless from and against:

(a) any and all liabilities of RJS of every kind, nature, and description, absolute or contingent, existing as against RJS prior to and including the date of execution of this Agreement (the "Closing Date") or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date;

(b) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of RJS set forth in Section 2 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of RJS pursuant to this Agreement, to be true and correct in all respects as of the date made;

(c) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of RJS under this Agreement: and

(d) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

§ 8.02 *Indemnification Procedures.*

§ 9. GENERAL.

§ 9.01. *Notices*. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

If to the Company, to:

Church Hollow, LLC
14497 N. Dale Mabry Highway, Suite 209 N.
Tampa, FL 33618
Attention: Kyle Kennedy, Mgr.

With a copy to:

Clifford J. Hunt, Esquire
8200 Seminole Boulevard
Seminole, FL 33772

If to RJS, to:

GLENN RIDLEY JR.
114 AZALEA ST
TAVERNIER FL
33070

With a copy to:

§ 9.02. *Entire Agreement*. This Agreement, including amendment B, contains the entire understanding of the Parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

§ 9.03. *Governing Law*. This Agreement shall be governed by and construed solely and exclusively in accordance with the laws of state of Florida without regard to any statutory or common-law provision pertaining to conflicts of laws. The Parties agree that courts of competent jurisdiction in Hillsborough County, Florida and the United States District Court for the Middle District of Florida, Tampa Division, shall have concurrent jurisdiction with the arbitration tribunals of the American Arbitration Association for purposes of entering temporary, preliminary and permanent injunctive relief with regard to any action arising out of any breach or alleged breach of this Agreement. The Parties agree to submit to the personal jurisdiction of such courts and any other applicable court within the state of Florida. The Parties further agree that the mailing of any process shall constitute valid and lawful process against such Party. The Parties waive any claim that they may have that any of the foregoing courts is an inconvenient forum.

§ 9.04. *Arbitration*. The Parties agree that all controversies, claims, disputes and matters in question arising out of, or related to this Agreement, the performance under this Agreement, the breach of this Agreement or any other matter or claim whatsoever including, but not limited to statutory claims, common law claims and choses in equity shall be decided by binding arbitration before the American Arbitration Association, utilizing its Commercial Rules. Venue for any arbitration between the Parties shall be had and is mandatory in Tampa, Hillsborough County, Florida to the exclusion of all other places of venue, for all matters that arise under this Agreement.

§ 9.05. *Sections and Section Headings*. All enumerated subdivisions of this Agreement are herein referred to as "section" or "subsection." The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

§ 9.06. *Successors, Assigns*. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any Party hereunder shall be assignable or transferable by such Party without the prior written consent of the other Parties hereto. The Parties agree that this Agreement shall be enforceable against all successors and assigns of RJS whether such succession or assignment occurs through agreement of the Parties or by operation of law or otherwise.

§ 9.07. *Survival and Materiality of Representations and Warranties*. The representations and warranties of the Parties hereto contained in this Agreement or otherwise made in writing in

connection with the Exploration Funding Transaction contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by the Parties, shall be deemed to have been relied on by each Party and shall survive the Closing and the consummation of the transactions contemplated hereby.

§ 9.08. *Further Assurances*. From time to time, at the request of the Company, and without further consideration, RJS shall execute and deliver such further instruments and take such other actions as the Company may reasonably require in furtherance of the Church Hollow Venture. RJS and the Company shall also execute and deliver to the appropriate other Party such other instruments as may be reasonably required in connection with the performance this Agreement and each shall take all such further actions as may be reasonably required to carry out the Exploration Funding Transaction contemplated by this Agreement.

§ 9.09. *No Implied Rights or Remedies*. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than RJS and the Company and their respective officers, directors, shareholders, members, managers, limited partners, general partners, agents and/or assigns any rights or remedies under or by reason of this Agreement.

§ 9.10. *Satisfaction of Conditions Precedent*. RJS and the Company will each use their best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this § 9.10 shall obligate any Party hereto to waive any right or condition under this Agreement.

§ 9.11. *Public Statements or Releases*. The Parties hereto each agree that no Party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other Parties hereto. Nothing contained in this § 9.11 shall prevent any Party from making such public announcements as such Party may consider necessary in order to satisfy such Party's legal or contractual obligations, including required filings with the United States Securities and Exchange Commission.

§ 9.12. Initial Operating Capital *not a Security*. The Parties acknowledge and agree that the Exploration Funding identified in this Agreement and included within the Church Hollow Venture shall not be construed as a "security" as such term is defined under state and federal laws. The Parties agree that they shall be estopped from asserting any potential rights or remedies under state and/or federal securities laws and agree to waive any claims that may arise under such laws as a result of the Exploration Funding Transaction. Notwithstanding the foregoing, to the extent that the Exploration Funding Transaction is deemed by any state or federal regulatory body to constitute a security, the Parties agree that Exploration Funding Transaction is made pursuant to Section 4(2) of the Securities Act of 1933, as amended, and applicable transaction exemption provisions of state securities laws. Furthermore, each of the Parties acknowledges and agrees that they are an "accredited investor" as such term is defined in Securities and Exchange Commission Rule 144 and that they have been given reasonable access to all material facts relative to the Exploration Funding Transaction, the business and business activities of RJS, as well as the business activities of its principals.

§ 9.13. *Termination of Agreement.* Notwithstanding any other provision of this Agreement, this Agreement shall terminate upon completion of the business activities of the Church Hollow Venture and distribution of all Treasure derived therefrom.

§ 10.00. COUNTEPARTS.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date and year set forth below.

Date: 4/2/11

CHURCH HOLLOW, LLC

[signature]

Kyle Kennedy, Manager

Date: 3/31/11

RIDGLEY-JOHNSON-SHARPE, L. P.

[signature]

Ace Ridgley, General Partner